Exhibit 10.1

September 17, 2006

Mr. Michael J. Mahoney

6 Planetree Court

Newtown, PA 18940

Dear Mike:

This letter constitutes the agreement (the “Agreement”) between you and Commonwealth Telephone Enterprises, Inc. (the “Company”) regarding the change of control bonus due to you under certain circumstances as described below and previously discussed with you by myself and the other members of the Compensation/Pension Committee.

Whereas, it is acknowledged that you did not receive any grant of long term incentive awards during 2006, as the Board decided to defer any decision on your long-term compensation until such time as the Board and you agreed on the Company’s strategic direction; and

Whereas, the Board of Directors of the Company has decided to pursue the potential sale of the Company and has determined that it is appropriate to create a Change of Control Bonus arrangement for you to optimize the benefits to the Shareholders as a result of the sale process; and

Whereas, it is agreed that you are primarily responsible for the execution of the potential sale of the Company and the ultimate benefit to be received by the Shareholders as a result of said sale of the Company.

Now, Therefore, in consideration of the terms and conditions set forth herein, and agreeing to be legally bound hereby, the parties agree as follow.

1. Bonus. In the event of a Change of Control (as defined in Section 2), you will receive a bonus in an amount of cash equal to at least $1.5M and as much as $3M (less applicable withholding taxes and other deductions required by law). The final amount of the bonus will be at the discretion of the Company’s Compensation/Pension Committee (the “Committee”). The Committee will take into consideration your forbearance of any long term incentive award in 2006; your performance during the Change of Control process; and the value delivered to the Shareholders of the Company as a result of the Change of Control. Said bonus will be paid in a lump sum amount immediately after the Change of Control provided that you do not terminate your employment with the Company (except for Good Reason) and have not been terminated by the Company for Cause (as defined in Section 3 below) prior to the Change of Control. However, you will still receive at least the minimum bonus payment immediately after the Change of Control if you terminate your employment with the Company for Good Reason (as defined in Section 4 below).

100 CTE DRIVE • DALLAS, PA 18612-9774 • 570-631-2700

www.ct-enterprises.com

2. Change of Control. For purposes of the Agreement, “Change of Control” shall mean any “change in ownership or effective control” of the Company within the meaning of Internal Revenue Code Section 409A and related Treasury guidance and regulations (collectively, “Section 409A”).

3. Termination for Cause. For purposes of this Agreement, “Cause” shall mean (i) your gross misconduct in the performance of your duties for the Company; (ii) your action or failure to act which results in material injury to the assets, business prospects or reputation of the Company; (iii) your commission of a felony; or (iv) your appropriation of a material business opportunity of the Company. The determination as to whether “Cause” exists shall be made by the Committee and such determination shall be final, conclusive and binding on all persons.

4. Termination for Good Reason. For purposes of this Agreement, “Good Reason” shall mean a material reduction in your compensation or/and employee benefits; or a material reduction in your position/job responsibilities or non-assumption of this Agreement by any successor of this Company in connection with this Change of Control.

5. General Release. In consideration of the promises and consideration set forth herein, you agree to execute a General Release in favor of the Company in the form set forth on Exhibit A attached hereto. Said General Release will be executed by you simultaneously with your receipt of the Bonus set forth in Section 1.

6. Tax Indemnity. If it is determined that any payments and benefits that you receive from the Company or an Affiliate as a result of this Agreement will result in your being subject to an excise tax under Section 4999 of the Code, then the Company will make a Gross-Up Payment (as defined below) to or on your behalf and when any such determination is made; provided you take such action (other than waiving your right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge such tax. Any such determination will be made in accordance with Sections 280G and 4999 of the Code and any other applicable law, regulations, rulings or case law. If the Company reasonably requests that you take action to avoid assessment of, or to mitigate or challenge, any such tax or assessment, including restructuring, your rights to receive any payments or benefits to which you are entitled (other than under this paragraph), you agree to consider such request (but in no event to waive or limit your right to any payments or benefits in a manner that would not be neutral to you from a financial point of view), and in connection with any such consideration, the Company will provide such information and advice as you may reasonably request and will pay for all reasonable expenses incurred in effecting your compliance with such request and any related taxes, fines, penalties, interest and other assessments. The term “Gross-Up Payment” means an additional amount such that you will, on an after-tax basis (including any income tax, payroll tax, further excise tax, interest, penalties and other assessments levied on any payment or benefit) receive the full amount of the payments and benefits for which the Company is liable, as if there was no excise tax under Section 4999 of the Code on any of your payments or benefits. To the extent permitted by applicable law, you agree to return to the Company the excess of any Gross-Up Payment made to you over the payment which would have been sufficient to put you in such same after-tax position. Nothing in this Section 6 is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or payment obligation hereunder would do so, such obligation will be modified so as to make the advance a nonrefundable payment to you and the payment obligation null and void. This Section 6 will continue in effect until you agree that all of the Company’s obligations to you under this Section 6 have been satisfied in full or a court of competent jurisdiction makes a final determination that the Company has no further obligations to you under this Section 6, whichever comes first.

7. Governing Law. This Agreement shall be construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law principles.

The compensation in this Agreement is separate from and in addition to all other remuneration and benefits you are entitled to receive in your current position with the Company.

Kindly indicate your agreement to the foregoing by signing in the space provided below.

Commonwealth Telephone Enterprises, Inc.

By:	/s/ Eugene Roth, Esquire
Name:	Eugene Roth, Esquire
Title:	Chairman, Compensation/Pension Committee

Accepted and Agreed:

/s/ Michael J. Mahoney
Michael J. Mahoney
President and CEO

Date:

EXHIBIT A

GENERAL RELEASE AND NON-DISCLOSURE AGREEMENT

THIS GENERAL RELEASE AND NON-DISCLOSURE AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into by and between MICHAEL J. MAHONEY (hereinafter, the “Executive,” which includes himself and his legal representatives, agents, heirs, executors, administrators, successors and assigns), and COMMONWEALTH TELEPHONE ENTERPRISES, INC. and its former or current directors, officers, administrators, trustees, shareholders, agents, employees, legal representatives, servants, divisions, partnerships, its and their partners, predecessors, insurers, any and all benefit plans, parents, subsidiaries, affiliated corporations, successors and assigns (hereinafter collectively referred to as “The Company), for the following purpose and with reference to the following facts:

WHEREAS, The Executive has been employed as President and Chief Executive Officer with The Company; and

WHEREAS, the parties desire to reach agreement with respect to the terms of Executive’s employment and separation from employment from the Company without any judicial or administrative resolution of them and without any admission with respect to any issues presented or capable of being presented;

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the undersigned agree as follows:

1. This Agreement shall not in any way be construed as an admission by the Company of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company to Executive or unlawful or wrongful acts whatsoever and that the payments hereunder are made solely to reach an amicable resolution relating to Executive’s separation from employment.

2. The parties agree to cooperate fully with each other in connection with any steps required to be taken as part of their obligations under this Agreement. In addition, Executive agrees to cooperate with the Company in connection with any administrative or litigation proceedings that may arise in the future, as to matters on which he may have personal knowledge. Such cooperation shall include Executive’s willingness to be interviewed by the Company representatives, and to participate in such proceedings by deposition or testimony. Executive shall be reimbursed for reasonable expenses incurred by reason of such cooperation.

3. Executive agrees that he will not file, and that he will not cause to be filed, any complaint or suit with any court, based on events occurring prior to the execution of this Agreement (except with regard to any claims Executive may have with respect to his receipt of payment of any compensation due to him as a result of the Change of Control and pursuant to his participation in the CTE Equity Incentive Plan, Executive Stock Purchase Plan or other Bonus Plan the Company may implement with respect to the Change of Control) and that he will waive all rights to damages or back pay in the event a charge or complaint is filed on his behalf with any administrative agency. Executive further agrees that should any such action be taken against the Company by him or on his behalf, the Company shall be entitled to a protective order against or summary judgment dismissing such judicial action, together with attorney’s fees and costs incurred in securing such dismissal or judgment. The Company also agrees that it will not file or cause to be filed, any complaint or suit with any court, based on events related to Executive’s employment with the Company prior to the execution of this Agreement.

4. In consideration of the promises set forth in this Agreement, the Company will pay Executive, [                                         ($                     )], less applicable withholding taxes and deductions required by law. Such payment shall be made as set forth in paragraph 1 of the Change of Control Bonus Agreement dated                                          between Executive and The Company.

5. The parties agree that the consideration described in paragraph 4 will be received by or on behalf of Executive in full and complete settlement of all known or unknown claims, including, without limitation, damages, reimbursement, costs, attorney’s fees, medical or psychiatric expenses or other compensation allegedly arising from Executive’s separation from employment with the Company. Executive waives all claims to any other benefits or payments whatsoever from the Company arising out of his separation from employment with the Company, except as expressly contained in this Agreement or to the extent such claims are related to vested benefits pursuant to the Company qualified benefit plans.

6. In consideration for the payments and other consideration set forth in paragraph 4 above, Executive fully releases, acquits and forever discharges the Company, and all of the Company’s former or current respective directors, officers, administrators, trustees, shareholders, agents, employees, legal representatives, servants, parents, affiliates, subsidiaries, divisions, partnerships, its and their partners, predecessors, insurers, any and all benefit plans, successors and assigns, and each of them (“Releasees”), of and from any and all claims, actions, causes of action, charges, judgments, grievances, obligations, rights, demands, debts, sums of money, wages, employee or other damages, attorney’s fees, costs, losses, liabilities or accountings of whatever nature, whether known or unknown, disclosed or undisclosed, asserted or unasserted, in law or equity, contract or tort or otherwise, including without limitation, any claims arising from violations of any federal, state or local fair employment practices or civil rights law, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, Executive Order 11246, the Family and Medical Leave Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, law or ordinance, any claims pursuant to The Company policies, contracts, or understandings and any claims arising out of his employment by, or resignation from The Company or its predecessors predating the date of execution of this Agreement (except with regard to any claims Executive may have with respect to his receipt of payment of any compensation due to him as a result of the Change of Control and pursuant to his participation in the CTE Equity Incentive Plan, Executive Stock Purchase Plan or other Bonus Plan the Company may implement with respect to the Change of Control), and any and all other claims asserted or which could have been asserted in the litigation referenced above, including any claims for counsel fees and costs. Further, Executive intends that this release shall discharge the Company to the maximum extent permitted by law. In addition and in consideration of the obligations and representations made by the Executive in this Agreement and Release, the Company fully releases, acquits and further discharges the Executive and his successors and assigns of and from any and all claims, actions, causes of action, charges, judgments, grievances, obligations, rights, demands, debts, sums of money, wages, employee or other damages, attorney’s fees, costs, losses, liabilities or accountings of whatever nature, whether known or unknown, disclosed or undisclosed, asserted or unasserted, in law or equity, contract or tort or otherwise, arising out of his employment with the Company, including claims for counsel fees and costs. This Agreement does not apply to claims arising after the effective date of this Agreement, except as said claims may relate to any legal action taken against the Executive, individually, by shareholders or other third parties in connection with any acts or failure to act by Executive in performing his duties as an Officer of the Company. The Company agrees to indemnify the Executive and pay all reasonable expenses and legal fees of Executive related to said claims, as provided for in the Company’s By-Laws and to the fullest extent permitted by Pennsylvania law.

7. Executive hereby acknowledges that he has returned to the Company, all Company property, including without limitation, mailing lists, emails, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which he received or prepared or helped prepare in connection with his employment with the Company, and that he has not retained any copies, duplicates, reproductions or excerpts thereof.

8. Executive agrees that in the course of his employment with the Company, he may have had access to and acquired Confidential Information. The term “Confidential Information” as used in this Agreement means (a) confidential information of the Company, including without limitation, information received from third parties under confidential conditions, and (b) other technical, business or financial information or trade secrets or proprietary information (including, but not limited to, account records, confidential plans for the creation or disposition of products, product development plans, marketing strategies and financial data and plans), the use or disclosure of which would be contrary to the interests of the Company, its affiliates or related companies. Executive understands and agrees that such Confidential Information was disclosed to him in confidence and for the use of only the Company. Executive understands and agrees that (i) he will keep such Confidential Information confidential at all times after his employment with the Company, and (ii) he will not make use of Confidential Information on his own behalf, or on behalf of any third party, unless required to do so under compulsion of law.

9. Executive and Company agree that they shall not make, or cause to be made, any statement or communicate any information (whether oral or written) about the other that is critical, negative, disparaging, false or defamatory.

10. The Executive and Company agree that the terms, amount and underlying facts of the settlement reflected in this Agreement, and the existence of a potential claim or of this Agreement, shall be held strictly confidential. They further agree that they shall not describe, characterize or disclose any such information in any manner whatsoever, directly or indirectly, orally or in writing to anyone not a party to this settlement agreement, except to the extent required by law or to say “the matter has been resolved” if asked, excluding those persons or advisors who have a need to know. Both parties shall secure the agreement of such individuals to maintain the confidentiality of this Agreement prior to disclosure. Both parties further understand that disclosure of this Agreement and/or the terms and conditions herein by him or them, or by anyone acting on their behalf, shall be deemed a breach of this Agreement. The Executive and the Company have the right to seek any and all legal or equitable remedies to which they are entitled by reason of a breach of this paragraph. The above conditions shall not apply to any of the contents of this Agreement which the Company may have to publicly disclose as required by law.

11. The Executive and the Company shall be entitled to have the provisions of paragraphs 7,8,9 and 10 (as may be applicable) specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

12. Each side shall be responsible for its own attorney’s fees and costs.

13. Executive represents that he has had the time and opportunity to discuss, and has discussed, all aspects of this Agreement thoroughly with his counsel, that he acknowledges and agrees that he specifically waives any rights he may have for additional time to review this Agreement, as well as any rights he may have had to revoke this Agreement for a period of seven (7) days following his execution of the Agreement pursuant to the Older Worker Benefit Protection Act. The payment of the consideration set forth in paragraph 5 shall be payable immediately upon the execution of this Agreement by the Executive. Executive further represents that he understands all of the provisions herein, and that he is entering into this Agreement knowingly and voluntarily. Executive acknowledges he has no physical or mental impairment of any kind which has interfered with his ability to read and understand the meaning of this Agreement or of its terms. He further represents that in executing this Agreement, he does not rely on inducements, promises or representations made by anyone other than those embodied herein. The Agreement shall not be effective until after the conclusion of the revocation period set forth above.

14. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except as preempted by federal law. Should any provision of this Agreement be declared or determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this General Release and Non-Disclosure Agreement.

15. All parties understand and agree that the terms set out in this Agreement, including, but not limited to, the confidentiality, cooperation and non-disparagement provisions, shall survive the signing of this Agreement and the payment of the various sums specified in this Agreement.

16. The Executive represents that in signing this Agreement, he has not relied upon any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by all parties.

17. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this General Release and Non-Disclosure Agreement on the date set forth below.

Witness:	Commonwealth Telephone Enterprises, Inc.

By:

Date:

Witness:

	By:	/s/ Michael J. Mahoney
Michael J. Mahoney

Date: